EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
February 12, 2018	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2017 FOURTH QUARTER RESULTS

For the 2017 fourth quarter, the Company reports:

•
Net income available to Arch common shareholders of $203.5 million, or $1.46 per share, a 9.9% annualized return on average common equity, and after-tax operating income to Arch common shareholders, a non-GAAP measure, of $187.4 million, or $1.34 per share, a 9.1% return on average common equity;

•	Book value per common share of $60.91 at December 31, 2017, a 2.2% increase in the 2017 fourth quarter and a 10.4% increase for the year;

•
Pre-tax catastrophic losses, net of reinsurance and reinstatement premiums[1], of $0.8 million, reflecting $68.4 million from the California wildfires, $1.5 million from other events and $69.1 million of reductions on the 2017 third quarter hurricane events;

•	Favorable development in prior year loss reserves, net of related adjustments[1], of $50.9 million;

•	Combined ratio excluding catastrophic activity and prior year development[1] of 87.0%;

•
Charge of $21.5 million related to the revaluation of the Company’s net deferred tax asset[1] as a result of a lower U.S. corporate income tax rate beginning in 2018. Effective tax rate on pre-tax operating income of 15.4%, excluding the charge.

PEMBROKE, BERMUDA--(BUSINESS WIRE)-- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2017 fourth quarter was $203.5 million, or $1.46 per share, compared to $62.4 million, or $0.50 per share, for the 2016 fourth quarter. For the year ended December 31, 2017, the Company reported net income available to Arch common shareholders of $566.5 million, or $4.07 per share, compared to $664.7 million, or $5.33 per share, for the 2016 period. The Company’s net income available to Arch common shareholders produced an annualized return on average common equity of 9.9% for the 2017 fourth quarter, compared to 3.9% for the 2016 fourth quarter, and 7.2% for the year ended December 31, 2017, compared to 10.9% for the year ended December 31, 2016. All earnings per share amounts discussed in this release are on a diluted basis.
The Company’s book value per common share was $60.91 at December 31, 2017, a 2.2% increase from $59.61 per share reported at September 30, 2017 and a 10.4% increase from $55.19 per share at December 31, 2016.
The Company also reported after-tax operating income to Arch common shareholders, a non-GAAP measure, of $187.4 million, or $1.34 per share, for the 2017 fourth quarter, compared to after-tax operating income to Arch common shareholders of $141.5 million, or $1.13 per share, for the 2016 fourth quarter. For the year ended December 31, 2017, the Company reported after-tax operating income available to Arch common shareholders of $447.2 million, or $3.21 per share, compared to $577.4 million, or $4.63 per share, for the 2016 period. The Company’s after-tax operating income available to Arch common shareholders produced an annualized return on average common equity of 9.1% for the 2017 fourth quarter, compared to 8.7% for the 2016 fourth quarter, and 5.7% for the year ended December 31, 2017, compared to 9.4% for the year ended December 31, 2016. See ‘Comments on Regulation G’ for further details.

[1] Excluding the ‘other’ segment (i.e., results of Watford Re). See ‘Comments on Regulation G’ for further discussion.

The following table summarizes the Company’s underwriting results, both on a consolidated basis and a consolidated basis excluding the ‘other’ segment (i.e., results of Watford Re). See ‘Comments on Regulation G’ for a reconciliation of underwriting income (loss) to income (loss) before income taxes and net income (loss) available to Arch common shareholders.

(U.S. dollars in thousands)	Consolidated			Consolidated Excluding ‘Other’ Segment (1)
	Three Months Ended December 31,			Three Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change

Gross premiums written	$1,452,530	$1,155,467	25.7	$1,391,247	$1,121,338	24.1
Net premiums written	1,111,015	872,315	27.4	995,714	764,925	30.2
Net premiums earned	1,224,755	968,855	26.4	1,094,409	847,405	29.1
Underwriting income	182,111	114,096	59.6	206,012	117,362	75.5
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	55.4%	57.2%	(1.8)	51.4%	55.4%	(4.0)
Underwriting expense ratio	30.9%	33.0%	(2.1)	31.1%	32.9%	(1.8)
Combined ratio	86.3%	90.2%	(3.9)	82.5%	88.3%	(5.8)

Combined ratio excluding catastrophic activity and prior year development (2)				87.0%	90.7%	(3.7)

(1)
Pursuant to generally accepted accounting principles, the Company concluded that Watford Re is considered a variable interest entity and that the Company is the primary beneficiary of Watford Re. As such, the Company consolidates the results of Watford Re (i.e., the ‘other’ segment) in its consolidated financial statements, although it only owns approximately 11% of Watford Re’s common equity.

(2)	See ‘Comments on Regulation G’ for further discussion.
The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income available to Arch common shareholders	$203,535	$62,396	$566,502	$664,668
Net realized (gains) losses	(36,906)	98,477	(148,836)	(77,081)
Net impairment losses recognized in earnings	1,723	13,593	7,138	30,442
Equity in net (income) loss of investment funds accounted for using the equity method	(30,402)	(16,421)	(142,286)	(48,475)
Net foreign exchange (gains) losses	27,994	(35,547)	113,613	(31,987)
UGC transaction costs and other	901	34,587	22,150	41,729
Loss on redemption of preferred shares	—	—	6,735	—
Income tax expense (benefit) (1)	20,559	(15,557)	22,139	(1,852)
After-tax operating income available to Arch common shareholders	$187,404	$141,528	$447,155	$577,444

Diluted per common share results:
Net income available to Arch common shareholders	$1.46	$0.50	$4.07	$5.33
Net realized (gains) losses	(0.27)	0.78	(1.07)	(0.62)
Net impairment losses recognized in earnings	0.01	0.11	0.05	0.24
Equity in net (income) loss of investment funds accounted for using the equity method	(0.22)	(0.13)	(1.02)	(0.38)
Net foreign exchange (gains) losses	0.20	(0.28)	0.81	(0.26)
UGC transaction costs and other	0.01	0.27	0.16	0.33
Loss on redemption of preferred shares	0.00	—	0.05	—
Income tax expense (benefit) (1)	0.15	(0.12)	0.16	(0.01)
After-tax operating income available to Arch common shareholders	$1.34	$1.13	$3.21	$4.63

Weighted average common shares and common share equivalents outstanding-diluted	139,578,630	125,427,259	139,261,675	124,717,493

Beginning common shareholders’ equity	$8,138,589	$6,538,983	$7,481,163	$5,841,542
Ending common shareholders’ equity	8,324,047	7,481,163	8,324,047	7,481,163
Average common shareholders’ equity	$8,231,318	$6,471,392	$7,902,605	$6,113,718

Annualized return on average common equity	9.9%	3.9%	7.2%	10.9%
Annualized operating return on average common equity	9.1%	8.7%	5.7%	9.4%

(1)
Income tax expense on net realized gains or losses, net impairment losses recognized in earnings, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and loss on redemption of preferred shares reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction. For the 2017 fourth quarter and year ended December 31, 2017, such amounts include the $21.5 million expense as a result of revaluing the Company’s net deferred tax asset due to the reduction in the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018.

Each line item in the table above reflects the impact of the Company’s approximate 11% ownership of Watford Re’s common equity. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.
Segment Information

The following section provides analysis on the Company’s 2017 fourth quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2017. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$767,456	$707,519	8.5
Net premiums written	512,867	465,861	10.1
Net premiums earned	554,633	514,087	7.9

Underwriting income	$9,047	$3,468	160.9

Underwriting Ratios			% Point Change
Loss ratio	66.7%	67.7%	(1.0)
Underwriting expense ratio	31.6%	31.6%	—
Combined ratio	98.3%	99.3%	(1.0)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	(1.3)%	4.6%	(5.9)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.1)%	(1.5)%	1.4
Combined ratio excluding catastrophic activity and prior year development (1)	99.7%	96.2%	3.5

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2017 fourth quarter were 8.5% higher than in the 2016 fourth quarter while net premiums written were 10.1% higher than in the 2016 fourth quarter. The higher level of net premiums written reflected increases in national accounts, which included $10 million of adjustment premiums from a single large account, and in programs, due to the continued effects of two newer programs. In addition, net premiums written increased in travel, due to new business, and in professional lines, reflecting increases in small and medium sized accounts. Net premiums earned by the insurance segment in the 2017 fourth quarter were 7.9% higher than in the 2016 fourth quarter, and reflect changes in net premiums written over the previous five quarters.
The 2017 fourth quarter loss ratio reflected a benefit of 1.3 points for current year catastrophic activity, which reflected a reduction of 1.8 points from reserve releases on Hurricanes Harvey, Irma and Maria, while the California wildfires contributed 0.5 points of expense. The 2016 fourth quarter loss ratio included 4.6 points of catastrophic activity. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 0.3 points in the 2017 fourth quarter, compared to 1.6 points in the 2016 fourth quarter. The balance of the change in the 2017 fourth quarter loss ratio resulted, in part, from a higher level of large attritional losses in the 2017 fourth quarter and changes in the mix of business.
The underwriting expense ratio was 31.6% in the 2017 fourth quarter, consistent with the 2016 fourth quarter.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$289,348	$276,593	4.6
Net premiums written	210,166	206,120	2.0
Net premiums earned	259,495	251,841	3.0
Other underwriting income	10,193	13,744	(25.8)

Underwriting income	$24,617	$67,829	(63.7)

Underwriting Ratios			% Point Change
Loss ratio	54.8%	44.5%	10.3
Underwriting expense ratio	39.7%	34.0%	5.7
Combined ratio	94.5%	78.5%	16.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	3.0%	4.1%	(1.1)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(11.7)%	(16.7)%	5.0
Combined ratio excluding catastrophic activity and prior year development (1)	103.2%	91.1%	12.1

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2017 fourth quarter were 4.6% higher than in the 2016 fourth quarter, while net premiums written were 2.0% higher than in the 2016 fourth quarter. The increase in net premiums written in the 2017 fourth quarter reflected growth in other specialty business, primarily in international motor quota share contracts. Such amounts were partially offset by reductions in property excluding property catastrophe business, primarily related to a targeted reduction in onshore energy writings. Net premiums earned by the reinsurance segment in the 2017 fourth quarter were 3.0% higher than in the 2016 fourth quarter, and reflect changes in net premiums written over the previous five quarters.
The 2017 fourth quarter loss ratio included 2.3 points of current year catastrophic activity, including 25.3 points related to the California wildfires, with a reduction of 22.8 points on Hurricanes Harvey, Irma and Maria, due to lower initial loss emergence. The 2016 fourth quarter loss ratio included 4.5 points of catastrophic activity. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 12.4 points in the 2017 fourth quarter, compared to 16.7 points in the 2016 fourth quarter. The estimated net favorable development in the 2017 fourth quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business across earlier underwriting years. The balance of the change in the 2017 fourth quarter loss ratio resulted, in part, from a higher level of onshore energy losses and changes in the mix of business while the 2016 fourth quarter benefited from a higher level of retrocessional recoveries.
The underwriting expense ratio was 39.7% in the 2017 fourth quarter, compared to 34.0% in the 2016 fourth quarter. As previously disclosed, the Company entered into intercompany loss portfolio transfers effective on December 31, 2017 that transferred $1.36 billion of net retained reserves for losses and allocated loss adjustment expenses between its subsidiaries. The acquisition expense ratio for the 2017 fourth quarter included 5.3 points of federal excise taxes in connection with such activity. The comparison of the underwriting expense ratios also reflected changes in the mix and type of business.

Mortgage Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$335,338	$138,285	142.5
Net premiums written	272,681	92,944	193.4
Net premiums earned	280,281	81,477	244.0
Other underwriting income	3,738	4,354	(14.1)

Underwriting income	$172,348	$46,065	274.1

Underwriting Ratios			% Point Change
Loss ratio	17.8%	10.9%	6.9
Underwriting expense ratio	22.1%	37.9%	(15.8)
Combined ratio	39.9%	48.8%	(8.9)

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(7.2)%	(6.0)%	(1.2)
Combined ratio excluding prior year development (1)	47.1%	54.8%	(7.7)

(1)	See ‘Comments on Regulation G’ for further discussion.
The mortgage segment includes the Company’s U.S. mortgage insurance operations (“Arch MI U.S.”), international mortgage insurance and reinsurance operations as well as government sponsored enterprise (“GSE”) credit-risk sharing transactions. On December 31, 2016, the Company completed the acquisition of United Guaranty Corporation (“UGC”) from American International Group, Inc. (“AIG”). As such, the 2017 fourth quarter results in the table above reflects the combination of Arch and UGC while the 2016 fourth quarter does not.
Gross premiums written by the mortgage segment in the 2017 fourth quarter were significantly higher than in the 2016 fourth quarter, primarily reflecting growth in insurance in force due to the acquisition of UGC. Premiums ceded for the 2017 fourth quarter were primarily related to the 50% quota share reinsurance agreement to AIG, covering 2014 to 2016 policy years of UGC business on a run-off basis, while the 2016 fourth quarter reflected the retrocession of $40.1 million of Australian mortgage reinsurance business. The increase in net premiums earned for the 2017 fourth quarter reflected the acquisition of UGC as well as growth in insurance in force over the last twelve months.
Arch MI U.S. generated $14.4 billion of new insurance written (“NIW”) during the 2017 fourth quarter, compared to $17.7 billion during the 2017 third quarter, with the sequential decline primarily due to typical seasonality in purchase market activity. Monthly premium policies contributed 88.7% of 2017 fourth quarter NIW, compared to 87.0% in the 2017 third quarter.
The loss ratio for the 2017 fourth quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 7.2 points, compared to 7.8 points in the 2017 third quarter. The estimated net favorable development in the 2017 periods was primarily driven by lower than expected claim rates and subrogation activity. The loss ratio for the 2017 fourth quarter included approximately $10.4 million, or 3.7 points, primarily stemming from a higher level of delinquencies emanating from new notices from areas impacted by the 2017 third quarter hurricanes and a catch-up of 2017 reported losses from one lender. The ending percentage of loans in default on first lien business increased to 2.23% at December 31, 2017, from 1.98% at September 30, 2017, primarily due to the hurricane-related activity noted above.
The mortgage segment’s underwriting expense ratio was 22.1% in the 2017 fourth quarter, compared to 20.6% in the 2017 third quarter. The higher underwriting expense ratio in the 2017 fourth quarter primarily reflected an increase in amortization of deferred acquisition costs as a result of the UGC acquisition.
At December 31, 2017, the mortgage segment’s risk-in-force (before reinsurance) of $70.3 billion consisted of $64.9 billion from Arch MI U.S. with the remainder from reinsurance and risk-sharing operations. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement dated December 31, 2017.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, UGC transaction costs and other, amortization of intangible assets, interest expense, items related to the Company’s non-cumulative preferred shares, net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes. Such amounts exclude the results of the ‘other’ segment.
Net investment income for the 2017 fourth quarter was $0.71 per share, or $99.6 million, compared to $0.56 per share, or $70.1 million, for the 2016 fourth quarter. The 2017 fourth quarter net investment income reflected income on the acquired UGC portfolio and a higher level of income on fund investments. The annualized pre-tax investment income yield was 2.08% for the 2017 fourth quarter, compared to 1.92% for the 2016 fourth quarter.
Corporate expenses were $13.1 million for the 2017 fourth quarter, compared to $11.5 million for the 2016 fourth quarter, with the increase primarily due to higher compensation costs. UGC transaction costs and other were $0.9 million for the 2017 fourth quarter, compared to $3.0 million in the 2017 third quarter, with amounts for both quarters primarily related to severance and severance related costs. Amortization of intangible assets for the 2017 fourth quarter was $31.8 million, compared to $4.9 million for the 2016 fourth quarter, with the increase primarily related to the UGC acquisition.
Interest expense for the 2017 fourth quarter was $25.7 million, compared to $15.5 million for the 2016 fourth quarter, with the increase primarily reflecting the impact of the issuance of the Company’s 2026 and 2046 senior notes in December 2016 and the higher level of borrowings under the Company’s revolving credit agreement. During the 2017 fourth quarter, the Company repaid $25.0 million of revolving borrowings.
Preferred dividends for the 2017 fourth quarter were $11.1 million, compared to $11.6 million for the 2016 fourth quarter. In December 2017, the Company issued $100 million of 5.45% Series F preferred shares and received net proceeds of $97.6 million. On January 2, 2018, the Company redeemed the remaining $92.6 million of 6.75% Series C preferred shares. As such, both issuances are outstanding at December 31, 2017 and, in accordance with GAAP, the Company will record a loss of $2.7 million to remove original issuance costs related to the redeemed shares from additional paid-in capital in the 2018 first quarter. Such adjustment will have no impact on total shareholders’ equity or cash flows.
For additional information on the Company’s capital structure, please refer to the Financial Supplement dated December 31, 2017.
On a pre-tax basis, net foreign exchange losses for the 2017 fourth quarter were $27.9 million, compared to net foreign exchange gains for the 2016 fourth quarter of $35.2 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s annual effective tax rate) was an expense of 20.9% for the 2017 fourth quarter and an expense of 17.1% for the year ended December 31, 2017, compared to a benefit of 19.9% for the 2016 fourth quarter and an expense of 4.3% for the 2016 period. The 2017 amounts reflected an expense of $21.5 million due to the revaluation of the Company’s net deferred tax asset resulting from the change in the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 15.4% for the 2017 fourth quarter and 17.6% for the year ended December 31, 2017, compared to 2.1% for the 2016 fourth quarter and 5.2% for the 2016 period. The Company’s effective tax rate fluctuates from year to year based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction.

Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on February 13, 2018. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on February 13, 2018 at 2:00 p.m. Eastern Time until February 20, 2018 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 4685749 for all callers).
Please refer to the Company’s Financial Supplement dated December 31, 2017, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $11.30 billion in capital at December 31, 2017, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and loss on redemption of preferred shares, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on the following page of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and loss on redemption of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. UGC transaction costs and other include advisory, financing, legal, severance, incentive compensation and other transaction costs related to the UGC acquisition. During the 2016 fourth quarter, UGC transaction costs and other included non-recurring expenses related to a change in the Company’s approach on the deferral of certain internal underwriting costs which are no longer being deferred. The Company believes that UGC transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. The loss on redemption of preferred shares related to the redemption of the Company's Series C preferred shares in September 2017 and had no impact on shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and loss on redemption of preferred shares from the calculation of after-tax operating income or loss available to Arch common shareholders. In addition, for the 2017 fourth quarter and year ended December 31, 2017, income tax expense included $21.5 million charge due to the revaluation of the Company’s net deferred tax asset resulting from the reduction in the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. Due to the non-recurring nature of this item, the Company excluded it from after-tax operating income available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford Re. Watford Re has its own management and board of directors that is responsible for the overall profitability of the ‘other’ segment. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions. Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.

The following tables summarize the Company’s results by segment for the 2017 fourth quarter and 2016 fourth quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	December 31, 2017
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$767,456	$289,348	$335,338	$1,391,247	$127,173	$1,452,530
Premiums ceded	(254,589)	(79,182)	(62,657)	(395,533)	(11,872)	(341,515)
Net premiums written	512,867	210,166	272,681	995,714	115,301	1,111,015
Change in unearned premiums	41,766	49,329	7,600	98,695	15,045	113,740
Net premiums earned	554,633	259,495	280,281	1,094,409	130,346	1,224,755
Other underwriting income	—	10,193	3,738	13,931	803	14,734
Losses and loss adjustment expenses	(370,069)	(142,254)	(49,762)	(562,085)	(116,790)	(678,875)
Acquisition expenses	(87,261)	(66,612)	(24,363)	(178,236)	(30,643)	(208,879)
Other operating expenses	(88,256)	(36,205)	(37,546)	(162,007)	(7,617)	(169,624)
Underwriting income (loss)	$9,047	$24,617	$172,348	206,012	(23,901)	182,111

Net investment income				99,613	25,802	125,415
Net realized gains (losses)				38,136	(11,158)	26,978
Net impairment losses recognized in earnings				(1,723)	—	(1,723)
Equity in net income (loss) of investment funds accounted for using the equity method				30,402	—	30,402
Other income (loss)				547	—	547
Corporate expenses				(13,085)	—	(13,085)
UGC transaction costs and other				(901)	—	(901)
Amortization of intangible assets				(31,836)	—	(31,836)
Interest expense				(25,660)	(4,836)	(30,496)
Net foreign exchange gains (losses)				(27,894)	(913)	(28,807)
Income (loss) before income taxes				273,611	(15,006)	258,605
Income tax expense				(56,813)	—	(56,813)
Net income (loss)				216,798	(15,006)	201,792
Dividends attributable to redeemable noncontrolling interests				—	(4,588)	(4,588)
Amounts attributable to nonredeemable noncontrolling interests				—	17,436	17,436
Net income (loss) available to Arch				216,798	(2,158)	214,640
Preferred dividends				(11,105)	—	(11,105)
Net income (loss) available to Arch common shareholders				$205,693	$(2,158)	$203,535

Underwriting Ratios
Loss ratio	66.7%	54.8%	17.8%	51.4%	89.6%	55.4%
Acquisition expense ratio	15.7%	25.7%	8.7%	16.3%	23.5%	17.1%
Other operating expense ratio	15.9%	14.0%	13.4%	14.8%	5.8%	13.8%
Combined ratio	98.3%	94.5%	39.9%	82.5%	118.9%	86.3%

Net premiums written to gross premiums written	66.8%	72.6%	81.3%	71.6%	90.7%	76.5%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	December 31, 2016
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$707,519	$276,593	$138,285	$1,121,338	$113,467	$1,155,467
Premiums ceded	(241,658)	(70,473)	(45,341)	(356,413)	(6,077)	(283,152)
Net premiums written	465,861	206,120	92,944	764,925	107,390	872,315
Change in unearned premiums	48,226	45,721	(11,467)	82,480	14,060	96,540
Net premiums earned	514,087	251,841	81,477	847,405	121,450	968,855
Other underwriting income	—	13,744	4,354	18,098	824	18,922
Losses and loss adjustment expenses	(348,226)	(112,149)	(8,841)	(469,216)	(84,659)	(553,875)
Acquisition expenses	(75,244)	(51,552)	(4,843)	(131,639)	(34,204)	(165,843)
Other operating expenses	(87,149)	(34,055)	(26,082)	(147,286)	(6,677)	(153,963)
Underwriting income (loss)	$3,468	$67,829	$46,065	117,362	(3,266)	114,096

Net investment income				70,105	20,946	91,051
Net realized gains (losses)				(99,149)	6,088	(93,061)
Net impairment losses recognized in earnings				(13,593)	—	(13,593)
Equity in net income (loss) of investment funds accounted for using the equity method				16,421	—	16,421
Other income (loss)				(368)	—	(368)
Corporate expenses				(11,470)	—	(11,470)
UGC transaction costs and other				(34,587)	—	(34,587)
Amortization of intangible assets				(4,850)	—	(4,850)
Interest expense				(15,481)	(3,058)	(18,539)
Net foreign exchange gains (losses)				35,221	2,955	38,176
Income before income taxes				59,611	23,665	83,276
Income tax (expense) benefit				12,298	—	12,298
Net income				71,909	23,665	95,574
Dividends attributable to redeemable noncontrolling interests				—	(4,588)	(4,588)
Amounts attributable to nonredeemable noncontrolling interests				—	(16,973)	(16,973)
Net income available to Arch				71,909	2,104	74,013
Preferred dividends				(11,617)	—	(11,617)
Net income available to Arch common shareholders				$60,292	$2,104	$62,396

Underwriting Ratios
Loss ratio	67.7%	44.5%	10.9%	55.4%	69.7%	57.2%
Acquisition expense ratio	14.6%	20.5%	5.9%	15.5%	28.2%	17.1%
Other operating expense ratio	17.0%	13.5%	32.0%	17.4%	5.5%	15.9%
Combined ratio	99.3%	78.5%	48.8%	88.3%	103.4%	90.2%

Net premiums written to gross premiums written	65.8%	74.5%	67.2%	68.2%	94.6%	75.5%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•	the integration of United Guaranty Corporation and any other businesses the Company has acquired or may acquire into its existing operations;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2017;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•
claims resulting from natural or man-made catastrophic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in our results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the recently enacted Tax Cuts and Jobs Act of 2017; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
Mark D. Lyons: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archcapservices.com